Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

12.0% SERIES A CONVERTIBLE REDEEMABLE PREFERRED SHARES

OF TRANSATLANTIC PETROLEUM LTD.

TransAtlantic Petroleum Ltd., a Bermuda exempted company  (the “Company”), certifies that pursuant to the authority contained in Bye-Law 3.3 of its Bye-Laws, the Board of Directors, by resolution adopted on November 3, 2016, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of preferred shares, par value $0.01 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as set forth below and in the Memorandum of Continuance of the Company (“Memorandum of Continuance”) and the Bye-laws of the Company (“Bye-laws”):

12.0% Series A Convertible Redeemable Preferred Shares

1.Designation and Amount; Ranking.  (a) There shall be created from the 100,000,000 shares, par value $0.01 per share, of the Company’s authorized but unissued share capital to be issued pursuant to the Memorandum of Continuance, a series of preferred shares, designated as the “12.0% Series A Convertible Redeemable Preferred Shares,” par value $0.01 per share (the “Series A Preferred Shares”), and the authorized number of Series A Preferred Shares shall be 950,000.

(b)The Series A Preferred Shares, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Shares; (ii) on a parity, in all respects, with other Parity Shares; and (iii) junior to all Senior Shares, in each case as provided more fully herein.

2.Definitions. As used herein, the following terms shall have the following meanings:

(a)“Accumulated Dividends” shall mean, with respect to any Preferred Share, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until the most recent Dividend Payment Date on or prior to such date. There shall be no Accumulated Dividends with respect to any Preferred Share prior to the Issue Date.

(b)“Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144 of the Securities Act.

(c)“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(d)“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

(e)“Call Date” shall mean the date fixed for redemption of the Series A Preferred Shares and specified in the notice to holders required under paragraph (e) of Section 9 hereof.

(f)“Change of Control” is an event that shall be deemed to have occurred at such time after the Issue Date that a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Permitted Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Shares representing more than 50% of the voting power of the Company’s Common Shares; provided, however, that a transaction or transactions shall not constitute a Change of Control, if at least 90% of the consideration received or to be received by the common shareholders of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the  Toronto Stock Exchange, the NYSE MKT, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or any other stock exchange of similar reputation (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the Series A Preferred Shares become convertible into such consideration, excluding cash payments for fractional shares.

(g)“close of business” means 5:00 p.m. (New York City time).

(h)“Closing Sale Price” of the Common Shares on any date means (i) the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Shares are traded, or (ii) if the Common Shares are not listed for trading on a United States national or regional securities exchange on the relevant date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the Toronto Stock Exchange and converted to U.S. Dollars at the currency exchange rate in effect at the close of business on the relevant date, or (iii) if the Common Shares are not listed for trading on a United States national or regional securities exchange or the Toronto Stock Exchange on the relevant date, the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the “Closing Sale Price” shall be the price for the Common Shares on the relevant date as determined by an independent investment banking firm selected by the Company for this purpose.

(i)“Common Shares” shall mean the common shares, par value $0.10 per share, in the capital of the Company, subject to Section 7.(h).

(j)“Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Shares and its successors and assigns.

(k)“Conversion Date” shall have the meaning specified in Section 7.(b)(i).

(l)“Conversion Price” shall mean, at any time, $50 divided by the Conversion Rate in effect at such time.

(m)“Conversion Rate” shall have the meaning specified in Section 7.(a).

(n)“Convertible Notes” shall mean the Company’s 13.0% Convertible Notes due 2017.

(o) “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(p)“Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31, of each year, commencing on December 31, 2016.

(q)“Dividend Rate” shall mean the rate per annum of (i) 12.0% per Preferred Share with respect to dividends (or portions thereof) paid in cash or (ii) 16.0% per Preferred Share with respect to dividends (or portions thereof) paid in Common Shares pursuant to Section 4.

(r)“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding such Dividend Payment Date.

(s)“Effective Date” shall mean the date on which a Change of Control event occurs or becomes effective, except that, as used in Section 7.(d), “Effective Date” shall mean the first date on which the Common Shares trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

(t)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u)“Excluded Issuances” means any issuance or sale by the Company after the Issue Date of Common Shares in connection with (a) dividends paid on the Series A Preferred Shares, (b) Common Shares issued as consideration in connection with an acquisition transaction whereby the Company or one of its Subsidiaries acquires another business or its tangible or intangible assets; (c) Common Shares issued under convertible securities outstanding as of the Issue Date (including Series A Preferred Shares); (d) Common Shares issued under or in connection with employee compensation arrangements or employee benefit plans and (e) stock splits, stock dividends, combination, reorganization, recapitalization or similar event for which adjustment is made in accordance with Sections 7(d)(i), (ii), (iii), (iv), or (v).

(v)“Ex-Date,” when used with respect to any issuance, dividend or distribution on the Common Shares, means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(w)“Global Preferred Share” shall mean Series A Preferred Shares issued in the form of one or more fully registered global certificates deposited on behalf of the Holders represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided.

(x)“Holder” or “holder” shall mean a holder of record of the Series A Preferred Shares.

(y)“Indebtedness” shall mean funded indebtedness for money borrowed of the Company that by its terms will mature or will have mandatory principal repayments in cash (excluding contingent repayments arising due to asset sales, excess cash flow, change of control, equity issuances or similar events) on or prior to November 4, 2024; provided, however, that the term Indebtedness shall not include up to $30.0 million of indebtedness for money borrowed from DenizBank A.S. regardless of maturity date. For the avoidance of doubt, Indebtedness does not include capital lease obligations, purchase money obligations and other obligations representing the unpaid purchase price of goods or services, hedging or swap obligations or collateralization of hedging or swap obligations, obligations in respect of surety or performance bonds or letters of credit, contingent obligations, and obligations pursuant to operating agreements, production sharing agreements, mineral leases, royalty interests, working interests, agreements for the purchase, sale, transportation or exchange of hydrocarbons, processing agreements, joint venture agreements and other contracts customarily used in the conduct of the oil and gas business.

(z)“Issue Date” shall mean November 4, 2016, the original date of issuance of the Series A Preferred Shares.

(aa)“Junior Shares” shall mean the Common Shares, all classes of the Company’s common shares and each other class or series of shares established after the Issue Date the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(bb)“Liquidation Preference” shall mean, with respect to each Preferred Share, $50.00.

(cc)“Market Value” shall mean the average of the per share volume-weighted average prices of the Common Shares for each day during a 15 consecutive Trading Day period ending immediately prior to the date of determination in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the Closing Sale Price shall be used for such Trading Day).  The per share volume-weighted average price on each such Trading Day shall be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

(dd)“Officer” shall mean the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

(ee)“Officers’ Certificate” shall mean a certificate signed by two Officers.

(ff)“open of business” means 9:00 a.m. (New York City time).

(gg)“Parity Shares” shall mean any class or series of shares established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(hh)“Permitted Holder” shall mean N. Malone Mitchell 3rd, his family members and their Affiliates.

(ii)“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(jj)“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Shares (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Shares (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

(kk)“Reference Property” shall have the meaning specified in Section 7.(h).

(ll)“Reorganization Event” shall have the meaning specified in Section 7.(h).

(mm)“Rule 144” shall mean Rule 144 as promulgated under the Securities Act

(nn)“SEC” or “Commission” shall mean the Securities and Exchange Commission.

(oo)“Securities Act” shall mean the Securities Act of 1933, as amended.

(pp)“Senior Shares” shall mean any class or series of the Company’s shares established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Shares as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(qq)“Spin-Off” shall have the meaning specified in Section 7.(d)(iii).

(rr)“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(ss)“Trading Day” shall mean a day during which trading in the Common Shares generally occurs on the NYSE MKT or, if the Common Shares are not listed on the NYSE MKT, on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not listed on a U.S. national or regional securities exchange, on the principal other market (including the Toronto Stock Exchange) on which the Common Shares are then listed or admitted for trading.  If the Common Shares are not so listed or traded, “Trading Day” means a Business Day.

(tt)“Transfer Agent” shall mean Computershare Investor Services, Inc., acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series A Preferred Shares. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

3.Dividends.  (a) Holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cumulative dividends at the Dividend Rate of the Liquidation Preference.  Dividends on the Series A Preferred Shares shall be payable quarterly in arrears at the Dividend Rate of the Liquidation Preference, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, or, if no dividends have been paid, from the Issue Date (whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends), and may be paid in cash or in Common Shares as provided pursuant to Section 4.(a). Dividends shall be payable in arrears on each Dividend Payment Date (commencing on December 31, 2016) to the holders of record of Series A Preferred Shares as they appear on the Company’s register of members at the close of business on the relevant Dividend Record Date. Accumulations of dividends on Series A Preferred Shares shall not bear interest. Dividends payable for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)Subject to Section 3.(a), in addition to the dividends accruing on the Series A Preferred Shares pursuant to Section 3.(a) hereof, if the Company declares or pays a dividend or distribution on the Common Shares, whether such dividend or distribution is payable in cash, securities or other property, but excluding any dividend or distribution payable on the Common Shares in Common Shares, the Company shall simultaneously declare and pay a dividend on the Series A Preferred Shares on a pro rata basis with the Common Shares determined on an as-converted basis assuming all such shares had been converted pursuant to Section 7.(a) as of immediately prior to the Record Date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Shares entitled to such dividends are to be determined).

(c)No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding Series A Preferred Shares with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding Series A Preferred Shares.

(d)No dividends or other distributions (other than a dividend or distribution payable solely in Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Shares or Junior Shares, nor may any Parity Shares or Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Shares or Junior Shares) by the Company or on behalf of the Company (except by (i) conversion into or exchange for Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares) and cash solely in lieu of fractional Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Parity Shares) and (ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)), unless all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Shares and any Parity Shares for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Shares and any Parity Shares, dividends may be declared and paid on the Series A Preferred Shares and such Parity Shares so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Shares and such Parity Shares shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Series A Preferred Shares and such Parity Shares bear to each other.

(e)Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends.

(f)The holders of Series A Preferred Shares at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Section 7 following such Dividend Record Date or the Company’s default in payment of the dividend due on such Dividend Payment Date. However, notwithstanding the foregoing, Series A Preferred Shares surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the corresponding Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date. Except as provided in Section 7.(a), the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Series A Preferred Shares or for dividends on the Common Shares issued upon conversion.

4.Method of Payment of Dividends.  (a) Subject to the restrictions set forth herein, any dividend on the Series A Preferred Shares may be paid:

(i)in cash;

(ii)by delivery of Common Shares; or

(iii)through any combination of cash and Common Shares.

(b)If the Company elects to make a dividend payment, or any portion thereof, in Common Shares, the number of shares deliverable shall be equal to (i) the amount of such dividend payment, or such portion, divided by (ii) the Market Value per Common Share as determined on the Trading Day immediately prior to the Dividend Record Date for such dividend; provided, that the Company may not pay any dividends in Common Shares prior to the Company receiving approval to list the Common Shares to be issued upon payment of the dividend on the NYSE MKT and the Toronto Stock Exchange.

(c)The Company shall make each dividend payment on the Series A Preferred Shares in cash, except to the extent the Company elects to make all or any portion of such payment in Common Shares as set forth above.  The Company shall give Holders notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in Common Shares 15 calendar days prior to the Dividend Record Date for such dividend. The Company shall provide such notice by either (i)  issuing a press release or (ii) filing a current report on Form 8-K with the SEC on EDGAR.

5.Voting. (a) The Series A Preferred Shares shall have no voting rights except as set forth below or as otherwise required by Bermuda law from time to time:

(i)So long as (A) at least 400,000 Series A Preferred Shares are outstanding, the number of directors that comprise the Board of Directors shall be increased by two and the Holders, voting as a single class, shall be entitled to elect such two additional directors to the Board of Directors or (B) between 80,000 and 399,999 Series A Preferred Shares are outstanding, the number of directors that comprise the Board of Directors shall be increased by one (if not already increased pursuant to clause (A), in which case the Holders, voting as a single class, shall vote to remove one of the additional directors from the Board of Directors) and the Holders, voting as a single class, shall be entitled to elect such additional director to the Board of Directors; provided that the election of any such additional directors pursuant to clause (A) or (B) will not cause the Company to violate the corporate governance requirements of the Toronto Stock Exchange, the NYSE MKT, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted); and provided further that the number of directors that comprise the Board of Directors shall, at no time, include more than two such additional directors.

(ii)Such voting rights may be exercised (i) at a special meeting of the Company’s shareholders, or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at each such annual meeting until such time as the requisite number of Series A Preferred Shares are no longer outstanding or (ii) by resolution in writing, signed by the Holders who at the date of the notice of the resolution in writing represent 100% of votes that would be required if the resolution had been voted on at a meeting of the Holders of Series A Preferred Shares.

(iii)Upon less than 80,000 Series A Preferred Shares remaining issued outstanding, any such additional directors elected by the Holders shall immediately resign from the Board of Directors or, if such additional directors do not resign promptly upon notice from the Company, the Holders, voting as a single class, shall vote to remove one of the additional directors from the Board of Directors.

(iv)At any meeting at which the Holders shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of more than fifty percent (50%) in voting power of the then outstanding Series A Preferred Shares shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of Series A Preferred Shares constituting a majority of the Series A Preferred Shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(v)Any director elected pursuant to the voting rights created under this Section 5.(a) shall hold office until the next annual meeting of shareholders (unless such term was previously terminated pursuant to Section 5.(a)(i)(B) or Section  5.(a)(iii) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by the Holders, or if there be no such remaining director, by the Holders at the next annual meeting of shareholders, provided that the requisite number of Series A Preferred Shares required by Section 5.(a)(i) are outstanding.

(vi)So long as any Series A Preferred Shares remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of the Holders of at least a majority of the outstanding Series A Preferred Shares voting or consenting, as the case may be, separately as one class, (A) create, authorize or issue any class or series of Senior Shares (or any security convertible into Senior Shares) or (B) issue, incur or guarantee any Indebtedness, in each case in excess of the greater of (1) $100.0 million or (2) an amount equal to (x) 35% multiplied by (y) the Company’s PV-10 of proved reserved as disclosed in its most recent independent reserve report filed with or furnished by the Company to the Securities and Exchange Commission on EDGAR.

(vii)So long as any of the Convertible Notes remain outstanding, the Company shall not, without the affirmative vote or consent of the Holders of at least a majority of the outstanding Series A Preferred Shares voting or consenting, as the case may be, separately as one class, issue, incur or guarantee any Indebtedness, unless (A) the net proceeds thereof are used to redeem, retire or repay any then outstanding Convertible Notes or (B) the net proceeds thereof are used to spud, drill or complete the Selmo 86H2 well or the Bahar 11H well.

(viii)In all cases in which Holders of Series A Preferred Shares shall be entitled to vote, each Preferred Share shall be entitled to one vote.

(b)The Company may authorize, increase the authorized amount of, or issue any class or series of, Parity Shares (including additional Series A Preferred Shares) or Junior Shares, without the consent of the holders of the Series A Preferred Shares, and in taking such actions the Company shall be deemed not to have affected, and any amendment of the Memorandum of Continuation or the Bye-laws that effects such actions shall be deemed not to affect, adversely the rights, preferences, privileges or voting rights of Holders of Series A Preferred Shares specified herein.

6.Liquidation Rights. (a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of Series A Preferred Shares shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders the Liquidation Preference plus Accumulated Dividends to the date fixed for liquidation, winding-up or dissolution in preference to the holders of, and before any payment or distribution is made on, any Junior Shares, including, without limitation, the Common Shares.

(b)Neither the sale (for cash, shares, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.(a).

(c)After the payment to the Holders of Series A Preferred Shares of full preferential amounts provided for in this Section 6.(a), the Holders of Series A Preferred Shares as such shall have no right or claim to any of the remaining assets of the Company.

(d)In the event the assets of the Company available for distribution to the Holders of Series A Preferred Shares and holders of Parity Shares upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 6.(a), no such distribution shall be made on account of any Parity Shares upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the Series A Preferred Shares, equally and ratably, in proportion to the full distributable amounts for which holders of all Series A Preferred Shares and of any Parity Shares are entitled upon such liquidation, winding-up or dissolution.

7.Conversion.  (a) Each Holder of Series A Preferred Shares shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 7.(a), any or all of such Holder’s Series A Preferred Shares at an initial conversion rate of 45.754 fully paid and nonassessable Common Shares (subject to adjustment as provided in this Section 7.(a), the “Conversion Rate”) per Preferred Share; provided, however, no Holder of Series A Preferred Shares may convert such Holder’s Series A Preferred Shares into Common Shares prior to the Company receiving approval to list the Common Shares to be issued upon conversion on the NYSE MKT and the Toronto Stock Exchange.  Upon conversion of any share of Series A Preferred Shares, the Company shall deliver to the converting Holder, in respect of each Preferred Share being converted, a number of Common Shares equal to the Conversion Rate, together with a cash payment or an additional whole share, at the Company’s election, if applicable, in lieu of any fractional Common Shares in accordance with Section 8, on the third Business Day immediately following the relevant Conversion Date.

(b)Before any Holder shall be entitled to convert a Preferred Share as set forth above, such Holder shall (i) in the case of a beneficial interest in a Global Preferred Share, comply with the procedures of the Depository in effect at that time and, if required, pay funds equal to interest payable on the next Dividend Payment Date to which such Holder is not entitled as set forth in Section 3.(f) and (ii) in the case of certificated Series A Preferred Shares (1) complete, manually sign and deliver an irrevocable notice to the office of the Conversion Agent in the form provided by the Conversion Agent (a “Notice of Conversion”) and state in writing therein the number of Series A Preferred Shares to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any Common Shares to be delivered to be registered, (2) surrender such Series A Preferred Shares, at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Dividend Payment Date to which such Holder is not entitled as set forth in Section 3.(f).  The Conversion Agent shall notify the Company of any conversion pursuant to this Section (a) on the Conversion Date for such conversion. The date on which a Holder complies with the procedures in this clause (i) is the “Conversion Date.”  If more than one Preferred Share shall be surrendered for conversion at one time by the same Holder, the number of Common Shares to be delivered upon conversion of such Series A Preferred Shares shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

(c)Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting Holder of Series A Preferred Shares shall be deemed to be the holder of record of the Common Shares issuable upon conversion of such Holder’s Series A Preferred Shares notwithstanding that the register of members of the Company shall then be closed or that certificates representing such Common Shares shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the Series A Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of whole Common Shares into which such Series A Preferred Shares have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 8); and (ii) exercise the rights to which they are thereafter entitled as holders of Common Shares.

(d)The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)If the Company exclusively issues Common Shares as a dividend or distribution on all shares of its Common Shares, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0  =  the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

CR1  =  the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0  =  the number of Common Shares outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be; and

OS1  =  the number of Common Shares outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 7.(d)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 7.(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)If the Company distributes to all or substantially all holders of its Common Shares any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Shares at a price per share that is less than the average of the Closing Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0  =  the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1  =  the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0  =  the number of Common Shares outstanding immediately prior to the close of business on the Record Date for such distribution;

X  =  the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y  =  the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 7.(d)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred.

For purposes of this Section 7.(d)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Shares at less than such average of the Closing Sale Prices of the Common Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(iii)If the Company distributes shares, evidences of its indebtedness or other assets, securities or property of the Company or rights, options or warrants to acquire its shares or other securities, to all or substantially all holders of Common Shares, excluding (a) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section  7.(d)(i) or Section 7.(d)(ii), (b) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 7.(d)(iv) and (c) Spin-Offs as to which the provisions set forth below in this Section 7.(d)(iii) shall apply (any of such shares, evidences of indebtedness, other assets, securities or property or rights, options or warrants to acquire shares or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0  =  the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1  =  the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0  =  the average of the Closing Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV  =  the fair market value as of the Record Date for such distribution (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding Common Shares.

Any increase made under the portion of this Section 7.(d)(iii) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay the distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Series A Preferred Shares shall receive, for each Series A Preferred Shares, at the same time and upon the same terms as holders of the Common Shares, the amount and kind of Distributed Property that such Holder would have received as if such Holder owned a number of Common Shares equal to the Conversion Rate in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 7.(d)(iii) where there has been a payment of a dividend or other distribution on the Common Shares consisting solely of shares of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company where such shares or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0  =  the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1  =  the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV  =  the average of the Closing Sale Prices of the shares or similar equity interest distributed to holders of the Common Shares applicable to one Common Share over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0  =  the average of the Closing Sale Prices of the Common Shares over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references within the portion of this Section 7.(d)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv)If any cash dividend or distribution is made to all or substantially all holders of the Common Shares, excluding any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, the Conversion Rate shall be increased based on the following formula:

where,

CR0  =  the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1  =  the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0  =  the average of the Closing Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C  =  the amount in cash per Common Share the Company distributes to all or substantially all holders of its Common Shares.

Any increase pursuant to this Section 7.(d)(iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Series A Preferred Shares shall receive, for each Preferred Share, at the same time and upon the same terms as holders of the Common Shares, the amount of cash that such Holder would have received as if such Holder owned a number of Common Shares equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v)If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Shares and the cash and value of any other consideration included in the payment per share of the Common Shares exceeds the average of the Closing Sale Prices of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0  =  the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1  =  the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC  =  the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for Common Shares purchased in such tender or exchange offer;

OS0  =  the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1  =  the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP1  =  the average of the Closing Sale Prices of the Common Shares over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 7.(d)(v) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 7.(d)(v) to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its Subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi)Except for Excluded Issuances, if the Company, at any time or from time to time after the Issue Date and prior to the one (1) year anniversary of the Issue Date, issues or sells, any Common Shares without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately upon such issuance or sale, the Conversion Rate in effect immediately prior to such issuance or sale shall be increased (and in no event decreased) based on the following formula:

CR1 = $50.00 / [((OS0 X CP0) + AC) / (OS0 + OS1)]

where,

CP0  =  the Conversion Price in effect immediately prior to the close of business on the day prior to such sale or issuance;

CR1  =  the Conversion Rate in effect immediately after the close of business on the date of such sale or issuance;

OS0  =  the number of Common Shares outstanding immediately prior to such sale or issuance;

OS1  =  the total number of Common Shares sold or issued pursuant to such sale or issuance; and

AC  =  the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for Common Shares sold or issued pursuant to such sale or issuance.

(vii)All calculations and other determinations under this Section 7.(d) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 7.(d) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 1% in the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Rate; provided, however, that the Company shall make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) on December 31 of each calendar year, and (b) on the Conversion Date for any conversions of Series A Preferred Shares.  No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Shares.  The

Company shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Shares pursuant to this Certificate of Designations and without giving effect to the previous sentence.

(viii)In addition to those adjustments required by clauses (i), (ii), (iii), (iv), (v) and (v) of this Section 7.(d), and to the extent permitted by applicable law and subject to the applicable rules of any exchange or national securities market upon which the Common Shares may be listed or admitted for trading, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board of Directors determines that such increase would be in the Company’s best interest.  In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Shares or rights to purchase Common Shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.  Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Company shall mail to the Holder of each Series A Preferred Share at its last address appearing on the stock register of the Company a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(ix)For purposes of this Section 7.(d), the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on Common Shares held in the treasury of the Company.

(x)If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Series A Preferred Shares, the Company or an applicable withholding agent may withhold on cash dividends, Common Shares or sale proceeds paid, subsequently paid or credited with respect to such Holder or his successors and assigns.

(e)Notwithstanding anything to the contrary in Section 7.(d), no adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 7.(d)(ii) through Section 7.(d)(iv) (other than for share splits or share combinations) if the Company makes provision for each Holder of the Series A Preferred Shares to participate in such transaction, at the same time as holders of the Common Shares, without conversion, as if such Holder held a number of Common Shares equal to the Conversion Rate in effect on the Record Date or Effective Date, as the case may be, for such transaction, multiplied by the number of Series A Preferred Shares held by such Holder.

(f)If the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to shareholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

(g)Upon any change in the Conversion Rate, the Company promptly shall either (i) deliver to each Holder a certificate signed by an authorized officer of the Company or (ii) file a Current Report on Form 8-K with the SEC on EDGAR, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the changed Conversion Rate then in effect following such adjustment.

(h)In the case of:

(i)any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination),

(ii)any consolidation, amalgamation, merger or combination involving the Company,

(iii)any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)any statutory share exchange,

in each case, as a result of which the Common Shares are converted into, or exchanged for, shares, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each Preferred Share shall be changed into a right to convert such share into the kind and amount of shares or other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Shares equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such share, securities or other property or assets, the “Reference Property”).  If the Reorganization Event causes the Common Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the Reference Property into which the Series A Preferred Shares will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares that affirmatively make such an election.  The Company shall notify Holders of such weighted average as soon as practicable after such determination is made.  The Company shall not become a party to any Reorganization Event unless its terms are consistent with this Section 7.(h).  None of the foregoing provisions shall affect the right of a Holder of Series A Preferred Shares to convert its Series A Preferred Shares into Common Shares as set forth in Section 7.(a)(a) prior to the effective time of such Reorganization Event.  Notwithstanding Section 7.(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent shares, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Shares.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 7.(a).   The provisions of this Section 7.(a) shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Common Shares have been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Shares are intended to refer to such Reference Property.

(i)The Company shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Shares such maximum number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all outstanding Series A Preferred Shares, and shall take all action required to increase the authorized number of Common Shares if at any time there shall be insufficient unissued Common Shares to permit such reservation or to permit the conversion of all outstanding Series A Preferred Shares or the payment or partial payment of dividends declared on Series A Preferred Shares that are payable in Common Shares.

(j)The issuance or delivery of certificates for Common Shares upon the conversion of Series A Preferred Shares or the payment or partial payment of a dividend on Series A Preferred Shares in Common Shares, shall be made without charge to the converting holder or recipient of Series A Preferred Shares for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the Series A Preferred Shares converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series A Preferred Shares and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(k)Notwithstanding Sections 3(b), 7.(d)(ii) and 7.(d)(iii), the Company’s adoption of a rights plan (including the distribution of rights pursuant thereto to all holders of the Common Shares) shall not result in a dividend to the Holders of Series A Preferred Shares pursuant to Section 3 nor an adjustment to the Conversion Rate pursuant to this Section 7.(a) and upon conversion of Series A Preferred Shares the Holder will receive, in addition to the Common Shares to which the Holder is entitled, a corresponding number of rights in accordance with the rights plan unless prior to any conversion, such rights have separated from the Common Shares, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of its Common Shares, shares in the capital of the Company, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 7.(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

8.No Fractional Shares.  No fractional Common Shares or securities representing fractional Common Shares shall be delivered upon conversion of the Series A Preferred Shares. Instead, the Company shall make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Shares on the relevant Conversion Date or, in lieu of such cash payment, the number of Common Shares to be delivered to any particular Holder upon conversion may be rounded up to the next whole Common Share at the Company’s election.  In respect of dividend payments on the Series A Preferred Shares made in Common Shares, the Company may at its election make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Market Value per Common Share as determined on the Trading Day immediately prior to the Dividend Record Date for such dividend or rounded up to the next whole Common Share.

9.Redemption.  (a) Mandatory Redemption. To the extent not previously converted to Common Shares in accordance with Section 7 hereof, on November 4, 2024, the Company shall redeem all of the then outstanding Series A Preferred Shares for cash at a redemption price equal to the Liquidation Preference, plus any Accumulated Dividends.

(b)Optional Redemption. At any time on or after the fourth (4th) anniversary of the Issue Date, the Company may redeem all or any portion of the Series A Preferred Shares at the redemption prices listed below (expressed as a percentage of the Liquidation Preference) plus any Accumulated Dividends, if the Closing Sale Price of the Company’s Common Shares equals or exceeds 150% of the Conversion Price then in effect for at least 10 Trading Days (whether or not consecutive) in a period of 20 consecutive Trading Days (including the last Trading Day of such 20 Trading Day period) ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a notice of optional redemption.  The redemption prices (expressed as a percentage of the Liquidation Preference) for the 12-month period starting on the date below are:

Redemption Dates	Redemption Prices
Fourth anniversary of the Issue Date	105.000%
Fifth anniversary of the Issue Date	103.000%
Sixth anniversary of the Issue Date	101.000%
Seventh anniversary of the Issue Date	100.000%

(c)Change of Control Redemption. Within 120 days after the Effective Date of a Change of Control, the Company shall offer to redeem all of the outstanding Series A Preferred Shares for cash at a redemption price equal to the Liquidation Preference, plus any Accumulated Dividends.

(d)Status of Redeemed Shares. Series A Preferred Shares that are redeemed by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred shares in the capital of the Company and may be redesignated and issued or reissued, as the case may be, as part of any series of preferred shares of the Company; provided that any issuance of such shares as Series A Preferred Shares must be in compliance with the terms hereof.

(e)Redemption Procedures. Notice of the redemption of any Series A Preferred Shares under this Section 9.(a) shall be mailed to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Company’s records, not less than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph 9.(e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series A Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number or percentage of such shares to be redeemed from such holder; (3) the redemption price per share of Series A Preferred Shares; (4) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred Shares may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Call Date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series A Preferred Shares shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

10.Replacement Certificates. If any of the Series A Preferred Shares certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Shares certificate, or in lieu of and substitution for the Series A Preferred Shares certificate lost, stolen or destroyed, a new Series A Preferred Shares certificate of like tenor and representing an equivalent number of Series A Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Series A Preferred Shares certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

11.Other Provisions.  (a) With respect to any notice to a Holder of Series A Preferred Shares required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)Series A Preferred Shares that have been issued and reacquired in any manner, including Series A Preferred Shares that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Bermuda) have the status of authorized but unissued preferred shares in the capital of the Company and may be redesignated and issued or reissued, as the case may be, as part of any series of preferred shares of the Company; provided that any issuance of such shares as Series A Preferred Shares must be in compliance with the terms hereof.

(c)The Series A Preferred Shares shall be issuable only in whole shares.

(d)All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.  Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder, or for Global Preferred Share, to the Depository in accordance with its procedures.

(e)Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(f)Notwithstanding any provision in this certificate of designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Shares granted hereunder may be waived as to all Series A Preferred Shares (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the Series A Preferred Shares then issued and outstanding.

(g)Series A Preferred Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

(h)If any term of the Series A Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

(i)Holders of Series A Preferred Shares shall not be entitled to any preemptive rights to acquire additional shares in the capital of the Company.

(j)No Holder listed on Schedule A hereto shall request that any of the Series A Preferred Shares be converted, and the Company shall not affect the conversion of any of the Series A Preferred Shares to the extent that, after giving effect to such issuance after conversion, such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates (collectively, the “Concert Parties”)), would beneficially own Common Shares in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and its Concert Parties shall include the number of Common Shares issuable upon conversion of the portion of the Series A Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (A) conversion of the remaining portion of the Series A Preferred Shares beneficially owned by such Holder or any of its Concert Parties to the extent blocked by this provision and (B) conversion or exercise of the unexercised or unconverted portion of any loan to or securities of the Company (or any successor thereto) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Concert Parties.  Except as set forth in the preceding sentence, for purposes of this Section 11(j), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 11(j) applies, the determination of whether and the extent to which any of the Series A Preferred Shares may be converted (in relation to other loans or securities owned by the Holder together with any Affiliates) shall be made in good faith by the Holder in consultation with its own counsel, and a request that all or a portion of the Series A Preferred Shares beneficially owned by such Holder be converted shall be deemed to be the Holder’s determination that such conversion (in relation to other securities owned by the Holder together with any Concert Parties) shall be in compliance with this Section 11(j), and the Company shall not have any obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 11(j), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s (or its successor’s) most recent periodic or annual report, as the case may be, filed with the SEC, (y) a more recent public announcement by the Company (or its successor) or (z) any other notice by the Company or the Company’s transfer agent (or its successor or successor’s transfer agent) setting forth the number of Common Shares outstanding.  Upon the written or oral request of any Holder listed on Schedule A hereto, the Company shall within two Business Days confirm orally and in writing to the Holder the number of Common Shares then outstanding.  In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of loans or securities of the Company, including the Series A Preferred Shares, by such Holder or its Concert Parties since the date as of which such number of outstanding Common Shares was reported.  The “Beneficial Ownership Limitation” shall be 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shares issuable upon conversion of any of the Series A Preferred Shares.  Any Holder listed on Schedule A hereto, upon not less than 61 days’ prior notice to the Company, may increase or decrease (including, for the avoidance of doubt, to 0%) the percentage constituting the Beneficial Ownership Limitation, and the provisions of this Section shall continue to apply to such increased or decreased Beneficial Ownership Limitation.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this Section 11(j) shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof in order to correct such terms (or any portion thereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 11(j) shall apply to any successor to any Holder listed on Schedule A hereto, but not any unaffiliated third party transferee of the Holder’s Series A Preferred Shares.

Notwithstanding the foregoing, the limitations contained in this Section 11(j) shall not restrict or limit any redemption of the Series A Preferred Shares in connection with (i) an optional redemption by the Company as contemplated by Section 9(b) hereof, which option to convert by such Holder listed on Schedule A hereto shall then become effective as of the date prior to the date of such optional redemption by the Company, or (ii) a redemption in connection with a Change of Control as contemplated by Section 9(c) hereof.

(k)No Holder listed on Schedule B hereto shall request that any of the Series A Preferred Shares be converted, and the Company shall not affect the conversion of any of the Series A Preferred Shares to the extent that, after giving effect to such issuance after conversion, such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates (collectively, the “Mitchell Concert Parties”)), would beneficially own Common Shares in excess of the Beneficial Ownership Cap (as defined below).  For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and the Mitchell Concert Parties shall include the number of Common Shares issuable upon conversion of the portion of the Series A Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (A) conversion of the remaining portion of the Series A Preferred Shares beneficially owned by such Holder or any of the Mitchell Concert Parties to the extent blocked by this provision and (B) conversion or exercise of the unexercised or unconverted portion of any loan to or securities of the Company (or any successor thereto) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of the Mitchell Concert Parties.  Except as set forth in the preceding sentence, for purposes of this Section 11(k), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 11(k) applies, the determination of whether and the extent to which any of the Series A Preferred Shares may be converted (in relation to other loans or securities owned by the Holder together with any Affiliates) shall be made in good faith by the Holder in consultation with its own counsel, and a request that all or a portion of the Series A Preferred Shares beneficially owned by such Holder be converted shall be deemed to be the Holder’s determination that such conversion (in relation to other securities owned by the Holder together with any Mitchell Concert Parties) shall be in compliance with this Section 11(k), and the Company shall not have any obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 11(k), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s (or its successor’s) most recent periodic or annual report, as the case may be, filed with the SEC, (y) a more recent public announcement by the Company (or its successor) or (z) any other notice by the Company or the Company’s transfer agent (or its successor or successor’s transfer agent) setting forth the number of Common Shares outstanding.  Upon the written or oral request of any Holder listed on Schedule B hereto, the Company shall within two Business Days confirm orally and in writing to the Holder the number of Common Shares then outstanding.  In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of loans or securities of the Company, including the Series A Preferred Shares, by such Holder or the Mitchell Concert Parties since the date as of which such number of outstanding Common Shares was reported.  The “Beneficial Ownership Cap” shall be 49.9% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shares issuable upon conversion of any of the Series A Preferred Shares.  Any Holder listed on Schedule B hereto, upon not less than 61 days’ prior notice to the Company, may increase or decrease (including, for the avoidance of doubt, to 0%) the percentage constituting the Beneficial Ownership Cap, and the provisions of this Section shall continue to apply to such increased or decreased Beneficial Ownership Cap.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this Section 11(k) shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof in order to correct such terms (or any portion thereof) which may be defective or inconsistent with the intended Beneficial Ownership Cap herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 11(k) shall not apply any unaffiliated third party transferee of the Holder’s Series A Preferred Shares.

Notwithstanding the foregoing, the limitations contained in this Section 11(k) shall not restrict or limit any redemption of the Series A Preferred Shares in connection with (i) an optional redemption by the Company as contemplated by Section 9(b) hereof, which option to convert by such Holder listed on Schedule B hereto shall then become effective as of the date prior to the date of such optional redemption by the Company, or (ii) a redemption in connection with a Change of Control as contemplated by Section 9(c) hereof.

(l)No Holder listed on Schedule C hereto shall request that any of the Series A Preferred Shares be converted, and the Company shall not affect the conversion of any of the Series A Preferred Shares to the extent that, after giving effect to such issuance after conversion, such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates (collectively, the “KMF Concert Parties”)), would beneficially own Common Shares in excess of the KMF Beneficial Ownership Cap (as defined below).  For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and the KMF Concert Parties shall include the number of Common Shares issuable upon conversion of the portion of the Series A Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (A) conversion of the remaining portion of the Series A Preferred Shares beneficially owned by such Holder or any of the KMF Concert Parties to the extent blocked by this provision and (B) conversion or exercise of the unexercised or unconverted portion of any loan to or securities of the Company (or any successor thereto) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of the KMF Concert Parties.  Except as set forth in the preceding sentence, for purposes of this Section 11(l), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 11(l) applies, the determination of whether and the extent to which any of the Series A Preferred Shares may be converted (in relation to other loans or securities owned by the Holder together with any Affiliates) shall be made in good faith by the Holder in consultation with its own counsel, and a request that all or a portion of the Series A Preferred Shares beneficially owned by such Holder be converted shall be deemed to be the Holder’s determination that such conversion (in relation to other securities owned by the Holder together with any KMF Concert Parties) shall be in compliance with this Section 11(l), and the Company shall not have any obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 11(l), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s (or its successor’s) most recent periodic or annual report, as the case may be, filed with the SEC, (y) a more recent public announcement by the Company (or its successor) or (z) any other notice by the

Company or the Company’s transfer agent (or its successor or successor’s transfer agent) setting forth the number of Common Shares outstanding.  Upon the written or oral request of any Holder listed on Schedule C hereto, the Company shall within two Business Days confirm orally and in writing to the Holder the number of Common Shares then outstanding.  In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of loans or securities of the Company, including the Series A Preferred Shares, by such Holder or the KMF Concert Parties since the date as of which such number of outstanding Common Shares was reported.  The “KMF Beneficial Ownership Cap” shall be 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of the Common Shares issuable upon conversion of any of the Series A Preferred Shares.  Any Holder listed on Schedule C hereto, upon not less than 61 days’ prior notice to the Company, may increase or decrease (including, for the avoidance of doubt, to 0%) the percentage constituting the KMF Beneficial Ownership Cap, and the provisions of this Section shall continue to apply to such increased or decreased KMF Beneficial Ownership Cap.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this Section 11(l) shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof in order to correct such terms (or any portion thereof) which may be defective or inconsistent with the intended KMF Beneficial Ownership Cap herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 11(l) shall apply to any successor to any Holder listed on Schedule C hereto, but not any unaffiliated third party transferee of the Holder’s Series A Preferred Shares.

Notwithstanding the foregoing, the limitations contained in this Section 11(l) shall not restrict or limit any redemption of the Series A Preferred Shares in connection with (i) an optional redemption by the Company as contemplated by Section 9(b) hereof, which option to convert by such Holder listed on Schedule C hereto shall then become effective as of the date prior to the date of such optional redemption by the Company, or (ii) a redemption in connection with a Change of Control as contemplated by Section 9(c) hereof.

* * * * *

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on behalf of the Company by the undersigned authorized officer this 4th day of November 2016.

TRANSATLANTIC PETROLEUM LTD.

/s/ Chad D. Burkhardt___

Chad D. Burkhardt

Vice President, General Counsel

and Corporate Secretary

[Signature Page to Certificate of Designations]

Schedule A

Nokomis Capital Master Fund, L.P.

Schedule B

N. Malone Mitchell 3rd

Schedule C

KMF Investments Partners, LP